Exhibit 5.1

March 1, 2017

Ameris Bancorp

310 First St., S.E.

Moultrie, Georgia 31768

Re:	Sale of Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Ameris Bancorp, a Georgia corporation (the “Company”), in connection with the Company’s offer and sale of (i) 1,750,000 shares of the Company’s common stock, $1.00 par value per share (the “Common Stock”), and (ii) an additional 262,500 shares of the Common Stock pursuant to the Underwriters’ purchase option described in Section 2(b) of the Underwriting Agreement (each as defined below) (collectively, the “Shares”), pursuant to the Company’s prospectus, dated February 27, 2017 (the “Base Prospectus”), which was included in the Company’s Registration Statement on Form S-3 (File No. 333-216254) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) on February 27, 2017 under the Securities Act of 1933, as amended (the “Securities Act”), the related preliminary prospectus supplement dated February 28, 2017 and the related final prospectus supplement dated March 1, 2017 (collectively, the “Prospectus Supplement”). The Shares are being issued and sold pursuant to that certain Underwriting Agreement dated as of March 1, 2017 (the “Underwriting Agreement”) between the Company and each of Stephens Inc. and Keefe, Bruyette & Woods, Inc., as representatives of the several underwriters listed on Schedule A to the Underwriting Agreement (the “Underwriters”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or any prospectus supplement other than as expressly stated herein with respect to the issuance of the Shares.

In connection with our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following: (i) the Registration Statement (including the exhibits attached thereto); (ii) the Base Prospectus and the Prospectus Supplement; (iii) the Underwriting Agreement; (iv) resolutions of the Board of Directors of the Company and of the Executive Committee thereof relating to the offer and sale of the Shares and related matters; (v) the Company’s Articles of Incorporation, as currently in effect; (vi) the Company’s Amended and Restated Bylaws, as currently in effect; (vii) the General Disclosure Package (as defined in the Underwriting Agreement); and (viii) a copy of the specimen stock certificate for the Common Stock. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed, other than with respect to the Company, the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Rogers & Hardin LLP | 2700 International Tower | 229 Peachtree Street NE | Atlanta, GA 30303 | 404.522.4700 Phone | 404.525.2224 Fax | rh-law.com

Ameris Bancorp

March 1, 2017

We are members of the Bar of, and are admitted to practice law in, the State of Georgia. Accordingly, we do not express any opinion concerning any law other than the laws of the State of Georgia.

While we have examined the documents referred to herein, we have made no other factual investigation for the purposes hereof. We have not conducted any searches, reviews or examinations of any public dockets, files or other public records in connection with rendering our opinions hereunder, and we express no opinion as to what may appear on such dockets, files or other public records.

Based upon the foregoing and representations made to us by officers of the Company, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized for issuance and sale to the Underwriters pursuant to the Underwriting Agreement and, when issued and delivered by the Company pursuant to the Underwriting Agreement against payment of the consideration set forth in the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

Our conclusions are limited to the matters expressly set forth as our “opinion” in the immediately preceding paragraph, and no opinion is implied or to be inferred beyond the matters expressly so stated. It is possible that future changes or developments in facts, circumstances or applicable law could alter or affect the opinion expressed herein; however, we do not undertake to update or supplement this opinion or to otherwise advise the Company or any other person of any change in respect of any event, circumstance, law, code, statute, rule or regulation, or its construction or application, that becomes relevant after the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated March 1, 2017. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus supplement and accompanying prospectus constituting a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Rogers & Hardin LLP
Rogers & Hardin LLP